UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 2, 2026

Trimble Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)
10368 Westmoor Dr, Westminster, CO 80021
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (720) 887-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TRMB	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.
On October 2, 2026, Trimble Inc. (the “Company”) entered into a Term Loan Credit Agreement, by and among the Company, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (the “2026 Credit Agreement”). The 2026 Credit Agreement provides for an unsecured delayed draw term loan facility in the aggregate principal amount of $500.0 million. As of October 2, 2026 no term loans have been borrowed under the 2026 Credit Agreement.
Use of Proceeds. The proceeds of the term loans may be used for general corporate purposes of the Company and its subsidiaries.
Borrowings and Repayments. The Company may borrow term loans under the 2026 Credit Agreement in up to four draws on or prior to January 29, 2027, after which the undrawn commitments will automatically and permanently terminate. Amounts borrowed that are repaid or prepaid may not be reborrowed. The term loans will mature on the date that is two years after the initial borrowing date, at which time all outstanding term loans, together with all accrued and unpaid interest, must be repaid. Term loans may be prepaid and the unutilized term loan commitments may be permanently reduced by the Company in whole or in part, subject to certain minimum thresholds, without penalty or premium, subject to customary interest breakage costs for term SOFR loans.
Fees and Interest Rates. The Company will pay a ticking fee on the daily amount of the undrawn commitments under the 2026 Credit Agreement, accruing from December 1, 2026 to but excluding the date the commitments are terminated, ranging from 0.075% to 0.275% per annum, depending on either the Company’s credit rating at such time or the Company’s leverage ratio as of its most recently ended fiscal quarter, whichever results in more favorable pricing to the Company, and payable on each funding date and on the last day of that accrual period. The Company is also obligated to pay other customary closing fees, arrangement fees and administration fees for a credit facility of this size and type.
Borrowings under the 2026 Credit Agreement will bear interest, at the Company’s option, at either: (a) the alternate base rate, which is defined as a fluctuating rate per annum equal to the greatest of (i) the prime rate then in effect, (ii) the federal funds rate then in effect, plus 0.50% per annum and (iii) a term SOFR rate determined on the basis of a one-month interest period, plus 1.00%, and in each case, plus a margin of between 0.00% and 0.750%; or (b) a term SOFR rate (based on one or three month interest periods), plus a margin of between 0.875% and 1.750%. The applicable margin in each case is determined based on either the Company’s credit rating at such time or the Company’s leverage ratio as of its most recently ended fiscal quarter, whichever results in more favorable pricing to the Company. Interest is payable quarterly in arrears with respect to borrowings bearing interest at the alternate base rate, and at the end of the applicable interest period, but at least every three months, with respect to borrowings bearing interest at the term SOFR rate.
Representations; Covenants. The 2026 Credit Agreement contains various customary representations and warranties by the Company, which include customary materiality, material adverse effect and knowledge qualifiers. The 2026 Credit Agreement contains customary affirmative and negative covenants including, among other requirements, negative covenants that restrict the Company’s and its subsidiaries’ ability to create liens and that restrict the ability of the subsidiaries to incur indebtedness. Further, the 2026 Credit Agreement contains a financial covenant that requires the maintenance of a maximum leverage ratio.
Events of Default. The 2026 Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. If any principal is not paid when due, interest on such amount will accrue at an increased rate. Upon the occurrence and during the continuance of an event of default, the lenders may accelerate the Company’s obligations under the 2026 Credit Agreement; however, that acceleration will be automatic in the case of bankruptcy and insolvency events of default involving the Company.
A copy of the 2026 Credit Agreement is attached hereto as Exhibit 10.1. The foregoing description of the 2026 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Term Loan Credit Agreement, dated October 2, 2026, by and among Trimble Inc., the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.
104	The cover page from this Report on Form 8-K, formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE INC. a Delaware corporation

Date: October 2, 2026	By:	/s/ Phillip Sawarynski
Phillip Sawarynski
Chief Financial Officer